Exhibit 3.1
CERTIFICATE REGARDING ADOPTION OF
AMENDMENT TO ARTICLE X OF
MERIDIAN BIOSCIENCE, INC.’S AMENDED CODE OF REGULATIONS
BY THE SHAREHOLDERS ON JANUARY 22, 2008

The undersigned hereby certifies that she is the duly elected, qualified and acting Vice President, Chief Financial Officer and Secretary of Meridian Bioscience, Inc., an Ohio corporation (the “Corporation”); that the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation was duly called and held on January 22, 2008, at which Annual Meeting a quorum of the shareholders of the Corporation was at all times present in person or represented by proxy; and that the shareholders of the Corporation duly adopted, by the affirmative vote of the holders of common shares entitling them to exercise more than a majority of the voting power of the Corporation, the amendment to Article X of the Amended Code of Regulations of the Corporation set forth on Annex 1, attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, the undersigned Vice President, Chief Financial Officer and Secretary of Meridian Bioscience, Inc., acting for and on behalf of the Corporation, has hereunto set her hand this 22nd day of January, 2008.

/s/ Melissa A. Lueke
Melissa A. Lueke, Vice President, Chief Financial Officer and Secretary

ANNEX 1

ARTICLE X
Amendments
This Code of Regulations of the Corporation (and as it may be amended from time to time) may be amended or added to by the affirmative vote or the written consent of the Shareholders of record entitled to exercise a majority of the voting power on such proposal or by the directors to the extent permitted by the Ohio Revised Code; provided, however, that if an amendment or addition is adopted by written consent without a meeting of the Shareholders, it shall be the duty of the Secretary to enter the amendment or addition in the records of the Corporation, and to mail a copy of such amendment or addition to each Shareholder of record who would be entitled to vote thereon and did not participate in the adoption thereof.